Exhibit 99.1

Lifetime Brands Reports Third Quarter Earnings of $0.52

Diluted Income per Common Share Increases 30% on 12% Sales Gain

Garden City, NY, November 4, 2010 -- Lifetime Brands, Inc. (NasdaqGS: LCUT), North America's leading resource for nationally branded kitchenware, tabletop and home décor products, today reported its financial results for the three and nine month periods ended September 30, 2010.

For the three months ended September 30, 2010, consolidated net sales were $124.9 million, an increase of 12% compared to consolidated net sales of $111.4 million in the corresponding period in 2009. Consolidated net income grew by 35% to $6.6 million and diluted income per common share increased by 30% to $0.52, as compared to $4.9 million and $0.40, respectively, in 2009. Basic income per common share was $0.55, as compared to $0.41 in 2009, an increase of 34%.

For the nine months ended September 30, 2010, consolidated net sales were $300.5 million, an increase of 5% compared to consolidated net sales of $287.0 million in the corresponding period in 2009. Consolidated net income was $6.3 million, as compared to a loss of $2.3 million in 2009. Diluted income per common share was $0.51, as compared to a loss of $0.19 in 2009. Basic income per common share was $0.53, as compared to a loss of $0.19 in 2009.

Consolidated gross margin as a percentage of net sales for the three months ended September 30, 2010, decreased to 36.9% from 37.3% in the corresponding period in 2009. Wholesale gross margin remained relatively unchanged at 35.6%, as compared to 35.7% in 2009. Gross margin for the Direct-to-Consumer Segment decreased to 63.3% from 72.0%, largely the result of increased promotional activity and free shipping.

Distribution expense as a percentage of net sales for the quarter was 9.0% in the three months ended September 30, 2010, as compared to 9.2% in the corresponding period in 2009. The decrease is primarily attributable to improved labor efficiencies resulting from the closing of the Company’s York, Pennsylvania distribution center, offset, in part, by costs associated with a warehouse management system upgrade at the Company’s Fontana, California facility.

Consolidated EBITDA for the third quarter of 2010 was $13.5 million, as compared to $11.6 million in 2009. Consolidated EBITDA for the trailing twelve month period ended September 30, 2010, was $40.9 million, as compared to $20.6 million for the trailing twelve month period ended September 30, 2009. Consolidated EBITDA is a non-GAAP measure that the Company defines as net income (loss), adjusted to exclude undistributed earnings of Grupo Vasconia, interest, taxes, depreciation and amortization, restructuring expenses, stock compensation expense, and loss on early retirement of debt as shown in the table below.

Jeffrey Siegel, Chairman, President and Chief Executive Officer said, "Despite the overall economy having stabilized, the retail sector generally remains challenged by the ongoing high level of unemployment. Lifetime’s strong financial performance for the three and nine month periods, therefore, was not the result of riding a wave of improved conditions. Rather, it was due to carefully executing the strategy we adopted in 2009 to increase our market share, to further reduce and control SG&A and distribution expenses and to restructure our balance sheet. One measure of our success is that, earlier this year, we were able to achieve a comprehensive refinancing of our bank debt and to repurchase approximately two-thirds of our outstanding convertible senior notes, well ahead of their 2011 maturity. We believe that a continued focus on the key elements of our strategy can result in further improvements in profitability in 2011 and beyond.

“In our Wholesale Segment, sales of new products that we had introduced earlier in the year enabled us to increase our presence at key retailers. As a result, net sales for the quarter increased by $12.5 million, or 12%, to $118.8 million.

“Based on our current order flow, we anticipate that net wholesale sales in the fourth quarter of 2010 to exceed those reported in the fourth quarter of 2009 by approximately 9% to 10%. If we achieve this level of sales, the Company’s full year net wholesale sales would exceed those of the prior year by approximately 6%.

“Net sales for the Direct-to-Consumer Segment grew by $1.0 million, or 20%, to $6.1 million. The growth in this segment primarily reflects increased net sales from our Pfaltzgraff® and Mikasa® websites and the net sales from the Company’s Lifetime Sterling® and Housewares Deals™ websites, which were launched, respectively, in the fourth quarter of 2009 and in the second quarter of 2010.

Third-Quarter 2010 Conference Call

Lifetime has scheduled a conference call for Thursday, November 4, 2010 at 11:00 a.m. ET to discuss its third-quarter 2010 results. The dial-in number for the call is 706-679-7464; the conference ID is #17810808. A live webcast of the call will be broadcast at the Company’s web site, www.lifetimebrands.com.

A replay of the call will also be available through Thursday, November 11, 2010 and can be accessed by dialing 706-645-9291, conference ID #17810808. For those who cannot listen to the live broadcast, an audio replay of the call will also be available on the site.

Lifetime Brands Investor Day

Lifetime Brands will host an Investor Day for institutional investors and analysts at the Company’s headquarters in Garden City, Long Island on Wednesday, November 10, 2010. Senior management will conduct an in-depth discussion of the Company’s operations, goals and strategy and provide a tour of its Expo Center. Attendance at the event is by invitation only. For further information, contact Harriet Fried of Lippert/Heilshorn & Associates at 212-838-3777 (hfried@lhai.com).

Non-GAAP Financial Measures

This earnings release contains non-GAAP financial measures. For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a company's historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets, or statements of cash flows of the Company; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Pursuant to the requirements of Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures. These non-GAAP measures are provided because management of the Company uses these financial measures in maintaining and evaluating the Company's on-going financial results and trends. Management uses this non-GAAP information as an indicator of business performance.

Forward-Looking Statements

In this press release, the use of the words “believe,” "could," "expect," "may," "positioned," "project," "projected," "should," "will," "would" or similar expressions is intended to identify forward-looking statements that represent the Company’s current judgment about possible future events. The Company believes these judgments are reasonable, but these statements are not guarantees of any events or financial results, and actual results may differ materially due to a variety of important factors. Such factors might include, among others, the Company’s ability to comply with the requirements of its credit agreement; the availability of funding under that credit agreement; the Company’s ability to maintain adequate liquidity and financing sources and an appropriate level of debt; changes in general economic conditions which could affect customer payment practices or consumer spending; the impact of changes in general economic conditions on the Company’s customers; changes in demand for the Company’s products; shortages of and price volatility for certain commodities; significant changes in the competitive environment and the effect of competition on the Company’s markets, including on the Company’s pricing policies, financing sources and an appropriate level of debt.

Lifetime Brands, Inc.

Lifetime Brands is North America’s leading resource for nationally branded kitchenware, tabletop and home décor products. The Company markets its products under many of the industry’s best known brands, including Farberware®, KitchenAid®, Pfaltzgraff®, Mikasa®, Cuisinart®, Calvin Klein®, CasaMōda®, Design for Living®, Gorham®, Hoffritz®, International® Silver, Kirk Stieff®, Nautica®, Pedrini®, Roshco®, Sabatier®, Sasaki®, Towle® Silversmiths, Tuttle®, Wallace® and Vasconia®. Lifetime’s products are distributed through most major retailers in North America.

Contacts:
Lifetime Brands, Inc.	Lippert/Heilshorn & Assoc.
Laurence Winoker, Chief Financial Officer	Harriet Fried, SVP
516-203-3590	212-838-3777
investor.relations@lifetimebrands.com	hfried@lhai.com

LIFETIME BRANDS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Net sales	$124,918	$111,422	$300,543	$286,970

Cost of sales	78,762	69,778	185,656	181,032
Distribution expenses	11,312	10,313	31,042	30,863
Selling, general and administrative expenses	24,615	23,061	68,567	68,583
Restructuring expenses	―	671	―	832

Income from operations	10,229	7,599	15,278	5,660

Interest expense	(2,090)	(3,294)	(7,163)	(9,061)
Loss on early retirement of debt	―	―	(764)	―

Income (loss) before income taxes and equity in earnings of Grupo Vasconia, S.A.B.	8,139	4,305	7,351	(3,401)

Income tax provision	(2,390)	(153)	(3,002)	(569)
Equity in earnings of Grupo Vasconia, S.A.B., net of taxes	836	727	1,984	1,637

NET INCOME (LOSS)	$6,585	$4,879	$6,333	$(2,333)

BASIC INCOME (LOSS) PER COMMON SHARE	$0.55	$0.41	$0.53	$(0.19)
DILUTED INCOME (LOSS) PER COMMON SHARE	$0.52	$0.40	$0.51	$(0.19)

LIFETIME BRANDS, INC.
Supplemental Information
 (In thousands)

Consolidated EBITDA – Cumulative Trailing Twelve Months

Consolidated EBITDA for the three months ended:
September 30, 2010	$13,529
June 30, 2010	6,117
March 31, 2010	5,728
December 31, 2009	15,558
Consolidated EBITDA – cumulative trailing twelve months	$40,932

Reconciliation of GAAP to Non-GAAP Operating Results

	Three Months Ended
	September 30, 2010	June 30, 2010	March 31, 2010	December 31, 2009
Net income (loss) as reported	$6,585	$(981)	$729	$5,048
Less: Undistributed earnings of Grupo Vasconia, S.A.B.	(836)	(82)	(670)	(534)
Add:
Provision for income taxes	2,390	573	39	1,311
Interest expense	2,090	2,644	2,429	4,124
Depreciation and amortization	2,518	2,458	2,542	3,214
Restructuring expenses	―	―	―	1,784
Stock compensation expense	782	741	659	611
Loss on early retirement of debt	―	764	―	―
Consolidated EBITDA	$13,529	$6,117	$5,728	$15,558

Three Months Ended September 30, 2009
Net income as reported	$4,879
Less: Undistributed earnings of Grupo Vasconia, S.A.B.	(703)
Add:
Provision for income taxes	153
Interest expense	3,294
Depreciation and amortization	2,770
Restructuring expenses	671
Stock compensation expense	547
Consolidated EBITDA	$11,611